QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.3

TYCO INTERNATIONAL (US) INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PLAN DOCUMENT

Amended and Restated as of October 1, 2000

        1.    Introduction.

          (a)   The name of this plan is the Tyco International (US) Inc. Supplemental Executive Retirement Plan. The Plan is intended to make up for contributions that cannot be made on behalf of certain key employees under the Savings Plan by reason of the Limitations. The Plan shall be construed consistent with the purposes described herein, including without limitation, the anti-conditioning rules of Section 401(k)(4) of the Code.

          (b)   The Plan is intended to be "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

        2.    Definitions.    Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context. Any capitalized term not defined herein shall have the meaning given to it in the relevant Savings Plan.

          (a)   "Account" means the bookkeeping account maintained for each Participant to which amounts credited on behalf of the Participant under Section 3 shall be recorded. Effective as of October 1, 2000, the Account balances of a Participant who is employed by TyCom Ltd., and who is not a TyCom Shared Services Employee shall automatically be credited to his accounts under the TyCom Ltd. Supplemental Executive Retirement Plan.

          (b)   "ADT Plans" means the ADT Inc. Executive Supplemental Pension and Executive Retirement Income Plans.

          (c)   "Affiliated Entity" means any entity considered to be in the same controlled group (within the meaning of Section 302(d)(8)(C) of ERISA) as Tyco International (US) Inc. Effective as of October 1, 2000, TyCom Ltd. shall not be considered an Affiliated Entity.

          (d)   "Beneficiary" means the individual(s) designated by the Participant to receive any benefits due upon or after his or her death pursuant to Section 8. In the absence of an effective Beneficiary designation at the time of the Participant's death, the Participant's Beneficiary shall be his or her spouse, or if the Participant does not have a spouse at the date of his or her death, then to the Participant's executors or administrators.

          (e)   "Board of Directors" means the Board of Directors of Tyco International (US) Inc.

          (f)    "Change in Control" means the first to occur of any of the following events:

              (i)  Any "person" (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 30% or more of TIL's capital stock entitled to vote in the election of directors;

             (ii)  During any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of TIL cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by TIL's shareholders of each new director was approved by a vote of at least three-quarters of the directors still in office who were directors at the beginning of the period;

            (iii)  The shareholders of TIL approve any consolidation or merger of TIL, other than a merger of TIL in which the holders of the common stock of TIL immediately prior to the merger hold more than 50% of the common stock of the surviving corporation immediately after the merger;

            (iv)  The shareholders of TIL approve any plan or proposal for the liquidation or dissolution of the TIL; or

             (v)  Substantially all of the assets of TIL are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Code) in which TIL is a member.

          (g)   "Code" means the Internal Revenue Code of 1986, as amended, and any successor code, and related rules, regulations and interpretations.

          (h)   "Committee" means the Company's Retirement Committee.

          (i)    "Company" means Tyco International (US) Inc. and any successor to all or a major portion of its assets or business which assumes the obligations of Tyco International (US) Inc.

          (j)    "Compensation" means, with respect to any Participant, direct cash compensation paid during the calendar year to that Participant by the Company or an Affiliated Entity for services rendered, including salaries, commissions and bonuses, in each case as determined by the Committee, and including any amount which would have been paid to the Participant but for an election under the Savings Plan or the Company's Deferred Compensation Plan, or a cafeteria plan under Section 125 of the Code, but excludes any amounts paid from this Plan or the Company's Deferred Compensation Plan, income from the exercise of non-qualified stock options or from the disqualifying disposition of incentive stock options, income realized when restricted stock becomes fully transferable or is no longer subject to a substantial risk of forfeiture, reimbursement for moving expenses and other relocation expenses, mortgage interest differentials, payment for reimbursement for taxes, international assignment premiums, allowances and any other reimbursements. For the Plan Year ended December 31, 1996, with respect to each Participant who is a Kendall employee, the term "Compensation" as used in this Plan shall exclude bonuses payable pursuant to Kendall's long term incentive plan. With respect to each Participant who is a TyCom Shared Services Employee, the term "Compensation" as used in this Plan shall include payments from TyCom Ltd.

  Effective January 1, 1998, "Compensation" shall include Compensation from sources within the United States as described in Section 861 of the Code, and Compensation from sources without the United States as described in Section 862 of the Code.

          (k)   "Determination Date" means the last day of each Quarter and such other dates selected by the Committee from time to time.

          (l)    "Disability" means a Participant's permanent and total incapacity of engaging in any employment for the Company or any Affiliated Entity for physical or mental reasons. Disability shall be deemed to exist only when such Participant meets either the requirements for disability benefits under the Social Security law then in effect, or the requirements for disability benefits under a long-term disability plan maintained by the Company or an Affiliated Entity.

          (m)  "Eligible Employee" means each employee of the Company or an Affiliated Entity with Compensation equal to the limit imposed by Section 401(a)(17) of the Code ($160,000 for 1997) or greater. With regard to the credit provided by Section 3(c), the term "Eligible Employee" also means each Kendall employee who is precluded from receiving the supplemental employer matching contributions under the terms of the Savings Plan. With regard to the credit provided by Section 3(d), the term "Eligible Employee" also means an employee who has incurred a Disability and who is precluded from receiving contributions to the Savings Plan on account of his or her Disability as a result of his or her status as a "highly compensated employee" within the meaning of Section 414(q) of the Code. Notwithstanding the foregoing, the term "Eligible Employee" does not include an employee who is receiving severance pay from the Company or an Affiliated Entity, or an employee who is a participant in the TyCom Ltd. Supplemental Executive Retirement Plan or another supplemental executive retirement plan maintained by an Affiliated Entity.

          (n)   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and any successor statute, and related rules, regulations and interpretations.

          (o)   "Kendall" means The Kendall Company.

          (p)   "Kendall Plan" means The Kendall Employees' Savings and Investment Plan.

          (q)   "Keystone Plan" means the Keystone International, Inc. Supplemental Profit-Sharing Plan.

          (r)   "Limitations" means the limitations imposed under Sections 401(a)(17) and 415 of the Code.

          (s)   "Participant" means any Eligible Employee designated by the Committee to participate in the Plan. Notwithstanding the foregoing, any individual who was a Participant in a prior Plan Year but who ceases to be an Eligible Employee shall continue to be a Participant so long as amounts remain credited to his or her Account, but he or she shall cease to be a Participant for purposes of receiving Participant Credits under Section 3.

          (t)    "Plan" means the Tyco International (US) Inc. Supplemental Executive Retirement Plan.

          (u)   "Plan Year" means the twelve-month period ending on each December 31st.

          (v)   "Quarter" means each of the three-month periods ending on March, June, September and December in each Plan Year.

          (w)  "Savings Plan" means any one of the Tyco International (US) Inc. Retirement Savings and Investment Plan, including prior to January 1, 1997, the Kendall Plan.

          (x)   "TIL" means Tyco International Ltd., a Bermuda corporation.

          (y)   "TSSL Special Pension Supplement" means the Special Pension Supplement for Former AT&T Employees as set forth in Supplement M to the Tyco International (US) Inc. Retirement Savings and Investment Plan I.

          (z)   "TyCom Shared Services Employee" means an employee of the Company or an Affiliated Entity who is on a split payroll with TyCom Ltd.

          (aa) "Year of Service" means each "Year of Vesting Service" credited to the Participant under the Savings Plan.

        3.    Participant Credits.

          (a)   Within 60 days following the Determination Date, the Company shall credit to the Account of each Participant whose Compensation has exceeded the limit imposed by Section 401(a)(17) of the Code, an amount equal to the maximum employer matching contributions which would have been credited to the account of the Participant under the Tyco International (US) Inc. Retirement Savings and Investment Plan I ("RSIP I") pursuant to the plan formula contained therein, but utilizing the definition of "Compensation" used in this Plan and disregarding the Limitations, regardless of the Participant's actual level of participation in the Savings Plan and regardless of whether the Participant is eligible to participate in RSIP I, less the maximum employer matching contributions in accordance with the plan formula under RSIP I as permitted by the Limitations. Notwithstanding the foregoing, with respect to a Participant who is employed by ADT or an ADT business unit, the credits shall be calculated in accordance with the preceding sentence, but using the plan formula of the Savings Plan in which the Participant is eligible to participate.

          (b)   With respect to each Participant who is a Kendall employee, effective as of July 1, 1995, the Company shall credit to such Participant's Account an amount equal to the maximum employer matching contributions which would have been credited to the account of the Participant under the Kendall Plan for the period July 1, 1995 through December 31, 1995 pursuant to the plan formula contained therein (but without regard to the plan provision precluding certain employees from receiving the supplemental match) and utilizing the definition of "Compensation" used in the Kendall Plan and disregarding the Limitations, regardless of the Participant's actual level of participation in the Kendall Plan, less the sum of the maximum employer matching contributions permitted by the Limitations for the same period and the amount credited to the Participant's cash balance account in The Kendall Company and Subsidiaries Pension Plan for the period January 1, 1995 through June 30, 1995. Such credit shall be made as of the last day of each Quarter beginning July 1, 1995 and October 1, 1995.

          (c)   With respect to each Participant who is a Kendall employee and who is precluded by the terms of the Savings Plan from receiving a supplemental employer matching contribution, the Company shall credit to such Participant's Account an amount equal to the maximum supplemental employer matching contributions (i.e., the additional employer matching contributions for participants with ten or more Years of Service) which would have been credited to the account of such Participant under the Savings Plan but for such preclusion. Such credit shall be made as of the last day of each Quarter beginning July 1, 1995. This provision shall cease to apply on and after January 1, 1999.

          (d)   With respect to each Participant who has incurred a Disability, the Company shall credit to such Participant's Account an amount equal to the amount that would have been credited to such Participant's account under the Savings Plan on account of his or her Disability but for his or her status as a "highly compensated employee" within the meaning of Section 414(q) of the Code. Such credit shall be made as of the Determination Date beginning July 1, 1995. With respect to each such Participant whose Disability began before July 1, 1995, the initial credit shall also include amounts that would have been credited to such Participant's account under the Savings Plan from the date of his or her Disability through June 30, 1995.

          (e)   Notwithstanding the foregoing, the Company reserves the right to adjust the credits to any Participant's Account if the Participant's Compensation for the Plan Year is less than the limit imposed by Section 401(a)(17) of the Code.

          (f)    Effective as of the last day of each Plan Year commencing with the Plan Year beginning January 1, 1998, the Company shall credit to each eligible Participant's Account an amount equal to the TSSL Special Pension Supplement which would be credited to the account of the Participant under Supplement M to the Tyco International (US) Inc. Retirement Savings and Investment Plan I, but disregarding the Limitations, less the TSSL Special Pension Supplement actually credited to the Participant's Account under such Supplement M to the Tyco International (US) Inc. Retirement Savings and Investment Plan I. A separate bookkeeping account shall be maintained for amounts credited to a Participant's Account, and the credited earnings and losses thereon, until such time as the Participant is fully vested in the total of all his or her Accounts pursuant to Section 5. This provision shall cease to apply on and after September 30, 2000.

          (g)   With respect to each Participant who was a participant in the Keystone Plan, effective as of April 1, 2000, the Company shall transfer from the Keystone Plan to such Participant's Account under the Plan an amount equal to the amount credited to the Participant's 'Supplemental Plan

  Account' in the Keystone Plan. The transfer of such amount to a Participant's Account pursuant to this paragraph (g) shall be in lieu of maintaining such credits under the Keystone Plan.

          (h)   With respect to each Participant who was a participant in the ADT Plans, effective as of September 30, 1999, the Company shall transfer from the ADT Plans to such Participant's Account under the Plan an amount equal to the amount credited to the Participant's accounts in the ADT Plans. The transfer of such amount to a Participant's Account pursuant to this paragraph (h) shall be in lieu of maintaining such credits under the ADT Plans.

        4.    Crediting Earnings and Losses.    In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account in accordance with the following rules:

          (a)   Election of Measurement Funds.    Each Participant, including former Participants with Accounts, shall elect the manner of deemed investment of all amounts credited to his or her Account among the Measurement Funds (as described in Section 4(c) below). By such election, the Participant may (but is not required to) add or delete one or more Measurement Funds to be used to determine the additional amounts to be credited to his or her Account balance, or to change the portion of his or her Account allocated to each previously or newly elected Measurement Fund. Such an election under this Section 4 may be made on a daily basis through the voice response system provided by the Committee's administrative delegate (or through such other system designated by the Committee) and shall be effective as soon as reasonably possible thereafter. Such an election must be in accordance with any and all rules and regulations established by the Committee for this purpose. Any election made hereunder shall continue to be effective until properly revoked by the Participant.

          (b)   Proportionate Allocation.    In making any election described in Section 4(a) above, the Participant shall specify, in increments of 1%, the percentage of his or her Account to be allocated to a Measurement Fund (as if the Participant were making an investment in that Measurement Fund with that portion of his or her Account).

          (c)   Measurement Funds.    The Participant may elect one or more of the Measurement Funds (the "Measurement Funds") identified in Appendix A, attached hereto and made a part hereof, for the purpose of crediting additional amounts to his or her Account. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund.

          (d)   Crediting or Debiting Method.    The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant's Account shall be credited or debited as of the end of each business day based on the performance of each Measurement Fund elected by the Participant, as determined by the Committee in its sole discretion.

          (e)   No Actual Investment.    Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation to his or her Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such Measurement Fund.

          (f)    Responsibility for Elections.    Neither the Company nor the Committee shall have any liability as a result of, or be in any manner responsible for, a Participant's individual deemed investment election or a Participant's failure to make a deemed investment election, the Committee's only duty being to credit the Participants' Accounts in accordance with the Participants' deemed investment elections. To the extent that no deemed investment election is in effect, the Committee shall credit such Participant's Account as if such Participant's deemed investment election were a money market mutual fund or other similar short-term fixed-income fund selected by the Committee. The Committee may impose blackout periods from time to time to facilitate introduction of new Measurement Funds or to change the administrative delegate.

          (g)   Change in Method.    Notwithstanding the foregoing, the Committee may change the method of crediting earnings or losses to Accounts under the Plan, by written notice to each Participant, which notice shall specify the new method for crediting earnings or losses to be used and the effective date for such change.

        5.    Vesting.

          (a)   A Participant shall become fully vested in the full value of the amount credited to his or her Account upon attainment of age 55, death, Disability, completion of at least five Years of Service or a Change in Control.

          (b)   A Participant whose employment with the Company or any Affiliated Entity terminates prior to attainment of age 55 (for any reason other than death or Disability) with fewer than five Years of Service will forfeit all amounts in his or her Account upon his or her termination of employment.

          (c)   Notwithstanding anything in this Section 5 to the contrary, a Participant shall always be fully vested in and have a nonforfeitable right in the full value of the amount credited to his or her Account under Section 3(f) relating to the TSSL Special Pension Supplement, under Section 3(g) relating to the balances transferred from the Keystone Plan and under Section 3(h) relating to the balances transferred from the ADT Plans.

        6.    Timing of Distribution.    Upon initial enrollment in the Plan, a Participant shall irrevocably elect on a form prescribed by the Company to commence distribution of his or her vested Account balance either (a) upon his or her termination of employment, or (b) in any calendar year that is at least five years from initial participation in the Plan as may be selected by the Participant, but not later than the year in which the Participant attains age 70 (the "Distribution Year"). If no election is made, the distribution will commence upon the Participant's termination of employment.

        7.    Method of Distribution.

          (a)   Upon initial enrollment in the Plan, a Participant shall irrevocably elect on a form prescribed by the Company to receive his or her vested Account balance pursuant to one of the following payment options:

              (i)  A single lump sum to be paid as soon as practicable following the quarter in which the Participant terminates his or her employment with the Company or an Affiliated Entity or as soon as practicable in the beginning of the Distribution Year.

             (ii)  Annual installments, in an amount determined in accordance with Section 7(c), over a period not to exceed 15 years, beginning as soon as practicable in the beginning of the calendar year next following the year in which the Participant terminates his or her employment with the Company or an Affiliated Entity or as soon as practicable in the beginning of the Distribution Year.

    If no election is made, the distribution will be made in a lump sum pursuant to (i) above.

          (b)   All amounts credited to each Participant's Account which become payable hereunder shall be paid by the Company or an Affiliated Entity in cash. Each such Account shall be charged with the amount distributed with respect thereto as of the date of payment.

          (c)   In the event a benefit is paid in a single lump sum, the value of a Participant's Account shall be determined as of the end of the Quarter following the Participant's termination of employment, or the end of the last Quarter immediately preceding the Distribution Year, as the case may be.

          (d)   In the event a benefit is paid in installments, each annual installment payment amount shall be determined in the following manner:

              (i)  the value of the Participant's Account balance as of the end of the Quarter preceding the payment, divided by

             (ii)  the total number of installment payments not yet made.

        8.    Payments Upon Death.

          (a)   In the event of a Participant's death prior to his or her termination of employment with the Company or an Affiliated Entity, the value of the amount credited to the Participant's Account as determined under Section 7 shall be paid to the Participant's Beneficiary in a single lump sum as soon as practicable after such Participant's death.

          (b)   In the event of a Participant's death after his or her termination of employment but before full distribution of the amounts to be paid to him or her pursuant to Section 7 has been completed, the value of the amounts payable under Section 7 shall be paid to the Participant's Beneficiary in a single lump sum as soon as is practicable after such Participant's death.

          (c)   Each Participant may designate, from time to time, a Beneficiary or Beneficiaries (who may be named contingently or successively) to whom any amounts which remain credited to the Participant's Account at the time of his or her death shall be paid. Each such designation shall revoke all prior designations by the same Participant, except to the extent otherwise specifically noted, shall be in a form prescribed by the Company and shall be effective only when filed by the Participant in writing with, and acknowledged by, the Company during his or her lifetime.

        9.    No Funding Required.

          (a)   Nothing in this Plan will be construed to create a trust or to obligate the Company or any other person to segregate a fund, purchase an insurance contract, or in any other way to fund currently the future payment of any benefits hereunder, nor will anything herein be construed to give any Participant or any other person rights to any specific assets of the Company or of any other person. Except as described in (b) below, any benefits which become payable hereunder shall be paid from the general assets of the Company.

          (b)   The Company in its sole discretion may establish a grantor or other trust of which the Company is treated as the owner under the Code, to provide for the payment of benefits hereunder, subject to the claims of the Company's general creditors in the event of insolvency, and subject to such other terms and conditions as the Company may deem necessary or advisable to ensure (i) that benefits are not includible, by reason of the establishment or funding of such trust, in the income of trust beneficiaries prior to actual distribution and (ii) that the existence of such trust does not cause the Plan or any other arrangement to be considered funded for purposes of Title I of ERISA.

        10.    Plan Administration and Interpretation.    The Company shall have complete control over the administration of the Plan and complete control and authority to determine, in its sole discretion, the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, Beneficiary, or other person having or claiming to have any interest under the Plan and the Company's determinations shall be conclusive and binding on all such parties. The Company shall be deemed to be the Plan Administrator with the responsibility for complying with any reporting and disclosure requirements of ERISA. The rights of the Company hereunder shall be exercised by the Committee. To the extent that the Committee is unable or unwilling to exercise any right hereunder or make any determination hereunder, however, the Board of Directors shall exercise such right or make such determination.

        11.    Claims Procedure.

          (a)   Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

          (b)   The Committee shall consider a Claimant's claim within 90 days, and shall notify the Claimant in writing:

              (i)  that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

             (ii)  that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

              (A)  the specific reason(s) for the denial of the claim, or any part of it;

              (B)  specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

              (C)  a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

              (D)  an explanation of the claim review procedure set forth in this Section 11.

          (c)   Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

              (i)  may review pertinent documents;

             (ii)  may submit written comments or other documents; and/or

            (iii)  may request a hearing, which the Committee, in its sole discretion, may grant.

          (d)   The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

              (i)  specific reasons for the decision;

             (ii)  specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

            (iii)  such other matters as the Committee deems relevant.

          (e)   A Claimant's compliance with the foregoing provisions of this Section 11 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

        12.    Non-Assignable.    Amounts payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind, and any attempt to cause any such amount to be so subjected shall be null, void and of no effect and shall not be recognized by the Company.

        13.    Termination and Modification.    The Company may, by action of the Committee, terminate or amend this Plan by written notice to each Participant participating therein. A termination of the Plan shall have no effect other than to eliminate the right of each Participant to have additional amounts credited to his or her Account pursuant to Section 3. Except for such "prospective" termination, the Plan may not be amended, modified, waived, discharged or terminated, except by mutual consent of the Company and the Participant or Participants affected thereby, which consent shall be evidenced by an instrument in writing, signed by the party against which enforcement of such amendment, modification, waiver, discharge or termination is sought.

        14.    Parties.    The terms of this Plan shall be binding upon the Company, its successors or assigns and each Participant participating herein and his or her spouse, Beneficiaries, heirs, executors and administrators.

        15.    Liability of Company.    Subject to its obligation to pay the amount credited to the Participant's Account at the time distribution is called for by this Plan, neither the Company nor any person acting in behalf of the Company shall be liable to any Participant or any other person for any act performed or the failure to perform any act with respect to the Plan.

        16.    Notices.    Notices, elections or designations by a Participant to the Company hereunder shall be addressed to the Company to the attention of the Treasurer of the Company. Notices by the Company to a Participant shall be addressed to the Participant at his or her most recent home address as reflected in the records of the Company.

        17.    Withholding.    All payments under this Plan shall be net of tax withholding required by applicable Federal and state laws.

        18.    Unsecured General Creditors.    No Participant or his or her legal representative or any Beneficiary designated by him or her shall have any right, other than the right of an unsecured general creditor, against the Company in respect of the Account of such Participant established hereunder.

        19.    Effective Date.    This Plan shall be effective as of January 1, 1995, and shall continue in existence thereafter until terminated pursuant to Section 13. Notwithstanding the foregoing, this Plan shall be effective as of July 1, 1995 with respect to the Kendall employees, and this Plan shall be effective as of January 1, 1997 with respect to employees eligible to participate in the Tyco International (US) Inc. Retirement Savings and Investment Plan IV.

        20.    Governing Law.    This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of New Hampshire.

        IN WITNESS WHEREOF, this restated and amended Plan has been duly signed for and on behalf of the Company by a member of its Retirement Committee on the 30th day of December, 2000.

TYCO INTERNATIONAL (US) INC.
By:	/s/ ROBERT BENT
Robert Bent, Clerk Retirement Committee

Appendix A

Measurement Funds at December 1, 2000

Bond Fund of America;

Fidelity Growth Company Fund;

Fidelity Puritan® Fund;

Franklin Small Cap Growth Fund I;

Interest Income Fund;

Neuberger & Berman Guardian Trust;

PIMCO Capital Appreciation Fund; and

U.S. Equity Index Commingled Pool;

Templeton Foreign Fund A.

Vanguard Windsor—II Fund

Janus Worldwide Fund

        Measurement funds will be deleted or added from time to time to reflect any changes made in the investment funds for the Savings Plan; provided, however, that none of the Fidelity Freedom Funds, the Tyco Stock Fund or any other fund designated as a non-core fund under the Savings Plan will be a Measurement Fund.

QuickLinks

TYCO INTERNATIONAL (US) INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN